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FORM 4                                                                                              --------------------------------
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
[ ] Check box if no longer                              WASHINGTON, DC 20549                        --------------------------------
    subject to Section 16. Form                                                                       OMB NUMBER      3235-0287
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Expires:  December 31, 2001
    continue. See Instruction 1(b).                                                                   Estimated average burden
                                                                                                      hours per response ......0.5
                                                                                                    --------------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Ridgway      Ronald            H         | Pulitzer Inc.     (PTZ)                         |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |                         |     -----
900 North Tucker Boulevard               |   (Voluntary)         |     12/2000             |           Sr. Vice President-Finance
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
St. Louis         MO             63101   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |              |       |       |        |      |          | 29,203 (1)  |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see       Potential persons who are to respond to the collection of
Instruction 4(b)(v).                                               information contained in this form are not required to
                                                                   respond unless the form displays a currently valid OMB control number.


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |    $43.87   |  12/11/  |   A   |    | 16,667 |         |12/11/ | 12/11/ | Common |   16,667  |  $43.87
(right to buy) (2)      |             |   2000   |       |    |        |         | 2001  |  2010  | Stock, |           |
                        |             |          |       |    |        |         |       |        | $ .01  |           |
                        |             |          |       |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |    $43.87   |  12/11/  |   A   |    | 16,667 |         |12/11/ | 12/11/ | Common |   16,667  |  $43.87
(right to buy) (2)      |             |   2000   |       |    |        |         | 2002  |  2010  | Stock  |           |
                        |             |          |       |    |        |         |       |        | $ .01  |           |
                        |             |          |       |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |    $43.87   |  12/11/  |   A   |    | 16,666 |         |12/11/ | 12/11/ | Common |   16,666  |  $43.87
(right to buy) (2)      |             |   2000   |       |    |        |         | 2003  |  2010  | Stock  |           |
                        |             |          |       |    |        |         |       |        | $ .01  |           |
                        |             |          |       |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
       50,000     |           D            |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:

Table I. Item 5.
(1) Mr. Ridgway may be deemed a "10% Owner" by virtue of the fact that he shares voting power with respect to 11,574,611 shares of
Class B Common Stock (which is convertible at any time, on a share-for-share basis, into Common Stock) held by the 1999 Pulitzer
Inc. Voting Trust, of which he is a trustee. Mr. Ridgway has no pecuniary interest in any of the shares held by such trust.

Table II. Item 1.
(2) Employee stock option granted under the Pulitzer Inc. 1999 Stock Option Plan in transaction exempt under Rule 16b-3.  The option becomes exercisable in 33 1/3 percent increments on December 11, 2001, December 11, 2002 and December 11, 2003,
respectively.




                                                                                  /s/ Ronald H. Ridgway             January 10, 2001
                                                                                  --------------------------------  ----------------
                                                                                  **Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this from are not required to respond unless the form displays a currently vaild OMB number.
                                                                                                             Page 2

                           (Print or Type Responses)